Exhibit 10.17

SESTO SAN GIOVANNI, 10/04/2019

Dear Sirs:

KALEYRA S.P.A.

VIA TEODOSIO, 65

20131 MILAN (MI)

Re: LOAN CONTRACT

LOAN LOAN 004/01440344	PRODUCT ACC. AZ.EUR.3M NO TAX	Convention

Per your request for a loan – as detailed infra – please find below our contract terms and conditions, which we herewith tender to you, and which shall remain firm until the end of the day.

Should you wish to accept the terms and conditions thereof, we ask that you please return to us, by that same deadline, a signed letter of acceptance (generated on a form that transcribes the instant proposal in its entirety) in full and unconditional acceptance whereof (three signatures are required: the first to accept the contract and all its terms and conditions, the second in express approval of specific provisions, and the third as an acknowledgement of receipt of the original proposal as an exemplar of the contract applicable to you), along with the Summary Document that is an integral and substantive part of the contract and represents the title page of the same.

For joint accounts, please have all joint owners sign; in such cases the contract shall be deemed fully executed once the last of the joint owners has signed.

The Bank reserves the right to reject, at its own unassailable discretion, any later purported joinders, as well. Should it be accepted, Bank herewith extends the validity of its offer to encompass such acceptance date.

Assigned customer code: 7009785

Company/Firm:

Company name KALEYRA S.P.A.
Registered office in MILAN at VIA TEODOSIO, 65	POST CODE 20131 Province MI

Tax ID 0000012716960153

hereinafter, “Customer”, who for purposes of the instant contract and all subsequent notices respecting the same, elects the foregoing address as Customer’s domicile.

CHARACTERISTICS OF THE LOAN

TOTAL CREDIT AMOUNT (principal) EUR 2,000,000.00

TERM: twenty-four (24) months

DISBURSEMENT AND VALUE DATE: 10/04/2019

DISBURSEMENT (net of the underwriting expenses stated infra, and all taxes payable to record the legal document) by:

PAYMENT INTO THE FOLLOWING ACCOUNT: 5717 12809 HELD BY: KALEYRA S.P.A.

SETTLEMENT ACCOUNT: 5717 000000012809

The total cost for the instant transaction shall be borne by Customer, and shall be calculated in accordance with applicable bank regulations. The cost shall be the APR (Annual Percentage Rate) identified in the Summary Document and in the periodic statements.

For purposes of calculating the APR, the total credit corresponds to the total funds actually made available to the Customer; therefore, it does not include expenses relating to the loan paid by the Customer through amounts withheld from the proceeds or upon disbursement of the proceeds, as identified in the summary document (such costs are, however, included in the APR calculations, along with expenses for mandatory ancillary services paid at times other than loan disbursement)

UNIONE DI BANCHE ITALIANE a corporation with registered office at: Piazza Vittorio Veneto, 8 - 24122 Bergamo - Operational Headquarters: Brescia and Bergamo - Certified email address: ubibanca.pec@pecgruppoubi.it – E-mail address: servizio.clienti@ubibanca.it - Website: www.ubibanca.it Member of the Interbank Deposit-Security Fund. Share Capital Euro 2,843,177,160.24 Member of the Iva UBI Group with VAT no. 04334690163, Tax ID and Enrolment number for the Business Register of Bergamo 03053920165 ABI Code no. 03111.2 enrolled in the Bank Register held by the Bank of Italy as no. 5678

TRANSACTION NOT SUBJECT TO CONSUMER-CREDIT RULES FOR:

☒	ACCOUNT HOLDER OTHER THAN A NATURAL PERSON

☐	RELATING TO APPLICANT’S TRADE OR BUSINESS

Customer further acknowledges that the transaction shall be governed by the GENERAL CONTRACT CONDITIONS set forth infra, anything set forth in the following inset, as well as in any conditions appearing in the attached Summary Document, which constitutes the frontispiece to the contract, as well as an integral and substantive part of the contract itself, the terms and conditions of which we herewith fully acknowledge and accept.

NOTES:

GENERAL CONTRACT CONDITIONS

1)

The purpose of the instant contract is a one-time disbursement by Bank to Customer of proceeds, which disbursement will take place upon all submitted documents being deemed by Bank to be in order, no later than the date set forth in the “Characteristics of the Loan” section.

Customer undertakes to repay Bank the principal of the loan as well as all interests accruing thereto, along with all expenses, fees, and anything else contemplated under the terms of the “Characteristics of the Loan” and the Summary Document. Unless otherwise contemplated under points 3) and 4) infra, the amount disbursed shall be repaid in postpaid instalments, and shall include principal, interests, and expenses. For index-rate loans, the instalment amount shall be modified at every rate change, as described under point 6) infra.

Should any guarantees be required for repayment of the loan, the amount lent shall be disbursed by Bank to Customer once the guarantees have been perfected. If this condition is not satisfied before the deadline set forth in the first paragraph, the loan shall be automatically terminated pursuant to 1353 of the Civil Code without prejudice to the Customer’s obligation to pay to the Bank the underwriting expenses specified in the annexed Summary Document.

2)

Repayment of the amortised instalments, as well as any interest-only instalments, expenses, and anything else arising from, or relating to, the instant transaction shall be paid (with no notice from Bank required) by their respective deadlines. Payment shall be made from the settlement account identified in the instant contract, with such identification to be construed as an irrevocable direct-debit authorisation as against such account, and into which Customer undertakes to supply sufficient funds.

Should a settlement account not be identified, the aforementioned repayment shall be made in one of the following manners:

•

issuance of a specific, permanent direct-debit authorisation with respect to an account held at another bank, for direct-debit requests ordered by the Unione di Banche Italiane S.p.A. in accordance with S.D.D. procedures. (SEPA Direct Debit);

•	payment using a “Payment Request” slip sent to the debtor’s domicile (M.A.V.—payment by advice procedure);

•	payments made directly at any branch of the Unione di Banche Italiane S.p.A.;

•	wire transfer from another bank.

3)

Subject to Bank’s option to consider the same, insofar as possible, as indicia of Customer insolvency pursuant to Art. 1186 of the Civil Code, Bank shall have the right to terminate the instant contract pursuant to Art. 1456 of the Civil Code upon even a single occurrence of any one of the following events:

•

failure to make even a single instalment payment in full, including where such failure results from insufficient or lack of funds in the account, or due to any charge-back of a debit under S.D.D. (SEPA Direct Debit) protocols, or Customer breach of any contractual duty as against Bank;

•

the finding, as against Customer and/or any Guarantor, of events that might jeopardise the credit (including but not limited to: the filing of protested bills; Customer’s failure to submit another sufficient guarantee where the original was subject to decrease or rescission, regardless of the reason for the same; issuance of an injunction and/or the recording of a judicial lien; seizure orders; the institution of any enforcement proceedings of any kind; granting of a voluntary mortgage; requests to be subject to any procedure under Royal Decree no. 267/1942 (as subsequently amended) or any submission of an application and/or a plan for admission into the aforementioned procedures; the institution of any liquidation procedures, be they in or out of course, and regardless of whether governed by the aforementioned R.D. no. 267/1942; submission of any proposal (be it full or partial) to transfer assets to creditors pursuant to Art. 1977 of the Civil Code.

Failure to pay accrued interests or any other amount payable under the loan shall give Bank the right to accelerate the loan pursuant to Art. 1186 of the Civil Code; in such instances, Customer shall immediately repay the loan in its entirety. Any late payment, even where accepted by Bank, shall not serve to rescind such acceleration.

LOAN CONTRACT
UBI/00575 (Ed. 15/09/2017	1 –FOR THE CUSTOMER	Page 2 of 6

UNIONE DI BANCHE ITALIANE a corporation with registered office at: Piazza Vittorio Veneto, 8 - 24122 Bergamo - Operational Headquarters: Brescia and Bergamo - Certified email address: ubibanca.pec@pecgruppoubi.it – E-mail address: servizio.clienti@ubibanca.it - Website: www.ubibanca.it Member of the Interbank Deposit-Security Fund. Share Capital Euro 2,843,177,160.24 Member of the Iva UBI Group with VAT no. 04334690163, Tax ID and Enrolment number for the Business Register of Bergamo 03053920165 ABI Code no. 03111.2 enrolled in the Bank Register held by the Bank of Italy as no. 5678

Subject to the foregoing, Bank may moreover accelerate the loan upon the occurrence of any of the events enumerated under Art. 1186 of the Civil Code, to which the events enumerated under the first paragraph infra have been stipulated as equivalent.

Bank shall provide notice—via certified letter, telegram, or other written correspondence method to be sent to the address stated herein—of any acceleration under Art. 1186 Civil Code, or the termination of the contract pursuant to art. 1456 Civil Code, with no warning, notice of default, claim filed in court, or adjudication of insolvency required.

In such cases, Bank shall demand immediate payment of all principal, interests, expenses, and anything else contemplated under the terms of the instant contract. Late payments shall cause late-payment interests to accrue as contemplated under the contract, and Bank may carry out enforcement measures without any court order required. Late payment shall not make Customer’s account current, absent express desire to the contrary by Bank.

Any tolerance by Bank of any breach of duties assumed hereunder shall not be in any way construed as acquiescence to the breach, nor as a waiver of the rights arising from such breach.

4)

With respect to any amounts due by Customer for any reason—including following termination or acceleration—late-payment interests shall accrue as against Customer beginning on the deadline and until payment is made. Such late-payment interests shall be calculated pursuant to the interest rate applied to the loan, increased by 0 (zero) percentage points, subject to compliance with applicable law, and to the extent that such interests, at the moment they are promised or otherwise negotiated, do not exceed the limit set by Art. 2, paragraph 4, of Law no. 108 (7/3/1996). In any instance where such limit is purportedly exceeded, it shall automatically be lowered to the aforementioned limit.

5)

Bank shall have the right to withdraw from the loan contract at any time by providing simple written notice to Customer, which notice shall be sent to the aforementioned domicile or, where it has changed, to the domicile which Customer herewith undertakes to disclose to bank via registered letter. Customer, within ten (10) days’ receipt of the notice of withdrawal, shall pay all outstanding amounts payable with respect to principal, interests, and ancillary expenses, in full, without exception.

6)

For any loan with an indexed, variable interest rate, the interest rate shall be automatically adjusted at each instalment and for the timeframe to which the instalment refers, increasing the index parameter set forth herein, represented by the average of all Euribor (Euro InterBank Offered Rate, hereinafter denoted, for brevity’s sake, “Euribor Rate”) 360 rates relating to the month immediately preceding the instalment date (thus, the new rate shall apply to the first instalment following the one at the time the rate is identified) by the spread identified in the “Summary Document Annex”. To that end:

•

the simple average of the Euribor Rate as quoted in the “Il Sole 24 Ore” newspaper (or, failing that, by another trade paper or by the Reuters circuit) two (2) days before the end of the month shall be taken into account. Such monthly average shall track two “value/days” amount; therefore, the look-back period for the rates taken into account for purposes of calculation shall contain the data for every day of the month except for the last two, and shall include the last two business days of the prior month;

•

reference shall be made to the average with reference only to the month immediately preceding the beginning of the instalment, regardless of the interval for the instalments themselves (be they quarterly, biannually, or other).

Any changes to the value of the interest rate undertaken pursuant to the foregoing rules shall apply to the first rate following the one pending when publication occurs. Thus: (i) where the borrower is a non-consumer, solely the redetermination of the interest amount; on the other hand, the repayment schedule with respect to the original agreed-upon principal shall stand; (ii) where the borrower is a consumer, an adjustment to the repayment schedule shall be made, both with respect to the principal and to all interests at the new interest rate, based on the outstanding balance and remaining term along with an attendant recalculation of the new equal instalment plans to include an increasing ratio of principal to interest.

Calculation of accrued interests shall, regardless, take place in accordance with then-applicable banking laws and regulations.

7)

Pursuant to Art. 118 of Legislative Decree no. 385/1993 (Consolidated Bank Act, the “TUB”), Bank shall at all times have the right to make unilateral modifications to the contract conditions for just cause, with the exception of the interest rates, which shall only be modified in the manner, and pursuant to any parameter, contemplated under the contract.

All notices shall be duly made by Bank in writing, sent via regular post or using another durable medium, to be sent through any suitable remote-communication technology acceptable to Customer, with two months’ minimum notice, and shall enter into effect on the date stated in such notice. Should any unilateral contract-condition modification be made pursuant to the preceding paragraph, Customer shall have the right to withdraw from the instant contract by the start date for the proposed modification, free of charge. Those conditions previously in effect shall apply to the winding up of the banking relationship. Should Bank not be provided notice of such withdrawal by the aforementioned deadline, the modifications shall be deemed approved, and enter into effect on the date stated in the aforementioned notice.

Where the interest rate and other conditions have been calculated with reference to the specific parameters pre-selected by the parties (e.g. Euribor), any variations made pursuant to different valuations of such parameters shall not be deemed a “modification”. The latter shall, therefore, automatically apply, and shall be set forth ordinary periodic notices as required by applicable law.

LOAN CONTRACT
UBI/00575 (Ed. 15/09/2017	1 –FOR THE CUSTOMER	Page 3 of 6

UNIONE DI BANCHE ITALIANE a corporation with registered office at: Piazza Vittorio Veneto, 8 - 24122 Bergamo - Operational Headquarters: Brescia and Bergamo - Certified email address: ubibanca.pec@pecgruppoubi.it – E-mail address: servizio.clienti@ubibanca.it - Website: www.ubibanca.it Member of the Interbank Deposit-Security Fund. Share Capital Euro 2,843,177,160.24 Member of the Iva UBI Group with VAT no. 04334690163, Tax ID and Enrolment number for the Business Register of Bergamo 03053920165 ABI Code no. 03111.2 enrolled in the Bank Register held by the Bank of Italy as no. 5678

8)

If contemplated under the instant contract, Customer shall attach to the instant document a promissory note(s) issued on the date the instant contract is perfected, payable to the order of Unione di Banche Italiane S.p.A., in an amount equal to the loan proceeds.

9)

Should the loan proceeds be intended for the purchase of goods and/or services, Bank shall not be privy to any objection and/or dispute as may arise between Customer and Seller (to that end, Customer acknowledges that there is no agreement granting any exclusivity to Bank to issue credit to Seller’s customers).

10)

Only with respect to those loans benefiting from contributions borne by any public or private entity, and payable to Bank, should such contributions be withheld or rescinded, suspended or tolled, Bank shall collect any such unpaid amounts from Customer.

11)	Any direct or indirect tax expense (be it pending or entering effect hereafter), arising or otherwise relating to the loan, shall be borne exclusively by Customer.

12)	Bank may assign receivables arising from the instant contract.

13)

Bank warrants it is a member of, and that Bank shall submit all data relating to the receivable arising under the instant contract to, not only the centralised bank-information database as required under applicable banking regulations (the Risk-Management Centre managed by the Bank of Italy) but also to private-sector credit-reporting companies, as better described in the specific policy provided directly to Customer. Such notice and any processing of personal information relating to Customer and/or to any jointly liable party shall take place in accordance with the law applicable for each type of database / credit-reporting system, with which Customer warrants it is familiar.

14)

Should Customer operate a business, to better protect its equity from the risks relating to accidents or any incidents relating to the health of one or more persons identified at Customer’s sole discretion, provided such party is a key person, such as a director, associate, shareholder, or employee, in terms of being unable to pay back the loan (and consequently to expose Customer to credit-collection efforts which Bank might undertake) when triggered by certain events, Bank offers Customer the option of securing group insurance coverage provided by Cargeas Assicurazioni S.p.A, with different policies and limits at Customer’s choice.

The insurance policy is optional under instant loan; it is not required to secure the loan under the terms and conditions herein proposed. Therefore, Customer may choose to decline such coverage, or to secure coverage at Customer’s discretion from the wider insurance market.

Although the insurance policy is strictly optional, should Customer wish to secure such proffered coverage, Customer undertakes (no later than today’s date) to fill out the application for insurance which may be executed by parties identified by Customer directly, and which shall be sent directly to the Insurance Company. In such cases, the related costs for one of the following insurance packages shall be stated (for purposes of transparency) in the summary document constituting an integral and substantive part of the instant contract: A) temporary accidental death and disability insurance for total and permanent disability arising from illness or injury; B) insurance for temporary total disability arising from illness or injury, and hospitalisation insurance; C) temporary insurance for death or injury, insurance for total and permanent disability arising from illness or injury, and insurance for total, temporary absence from work arising from illness or injury, hospitalisation insurance.

The conditions governing the relationship between the insured Customer and the Insurance Company are subject to the General Conditions of Insurance contained in the Informational Brochure that the Customer herewith acknowledges it has reviewed and fully accepts as this was delivered to the Customer prior to the signing of this contract.

In accordance with the provisions of the insurance contract, Customer shall be at liberty to withdraw from the contract within sixty (60) days of the execution date or the date of the contract entering into effect, whichever is later. The exercise of the option to withdraw shall terminate the insurance policy and the coverage provided under the same, and give rise to Customer’s right to repayment of the premium as set by the Insurance Company against which the withdrawal option was exercised, without any liability attaching to Bank thereby. That amount, bearing in mind the strict connection existing between the policy and the loan, shall be imputed to a partial payment of the loan principal, with the attendant recalculation of the repayment schedule, if not requested by Customer directly to be refunded to the same. To that end, Customer—pursuant to Art. 1723, paragraph 2, of the Civil Code, grants Bank an irrevocable mandate on behalf of Customer to deposit the amount due to the Insurance Company and to use it as a partial offset of the remaining principal balance, where Customer holds an account at Bank, and the Company directly deposited such amount into the account in question; Customer herewith authorises Bank to debit a charge in the same amount, to be used to pay off the debt.

The ancillary service cost with which Customer secured the coverage shall be borne by Customer alone. The Customer shall therefore be required to reimburse Bank for any insurance premiums paid by the same on Customer’s behalf to the

LOAN CONTRACT
UBI/00575 (Ed. 15/09/2017	1 –FOR THE CUSTOMER	Page 4 of 6

UNIONE DI BANCHE ITALIANE a corporation with registered office at: Piazza Vittorio Veneto, 8 - 24122 Bergamo - Operational Headquarters: Brescia and Bergamo - Certified email address: ubibanca.pec@pecgruppoubi.it – E-mail address: servizio.clienti@ubibanca.it - Website: www.ubibanca.it Member of the Interbank Deposit-Security Fund. Share Capital Euro 2,843,177,160.24 Member of the Iva UBI Group with VAT no. 04334690163, Tax ID and Enrolment number for the Business Register of Bergamo 03053920165 ABI Code no. 03111.2 enrolled in the Bank Register held by the Bank of Italy as no. 5678

Insurance Company. To that end, should Customer hold an account at Bank, Customer herewith authorises Bank to charge the consolidated insurance premium against Customer’s account(s).

Should Customer exercise the right to request the transfer of the loan through subrogation on debtor’s request (“portability”) or a partial or total prepayment, Bank shall refund Customer, in the manner set forth in the insurance terms and conditions, and in accordance with applicable insurance regulations, the full premium amount paid by the same for the remaining policy term at the moment the loan is transferred or paid off, subject to Customer’s right to request insurance coverage be maintained until the end of the contract term for the benefit of the identified beneficiary. Customer shall be required to review the exclusions, deductibles, and moreover all situations in which insurance coverage might lapse (such as where a third party novates the loan) or the coverage limits for any change to the loan-repayment plan agreed upon between Bank and Customer, as set forth in the Company’s Informational Brochure.

15)

Customer shall have the right, at any time, to prepay the loan, whether in whole or in part, by paying Bank the amount contemplated in the economic conditions set forth in the Summary Document constituting an integral part of the contract. Should the loan be intended for the purchase or remodelling of any parcel of residentially zoned real property, or for the exercise of one’s trade or business (with respect to any natural person), the Customer has the right at any time to obtain the partial or total prepayment of the loan itself. In such cases no penalty or other expenses shall be payable to the Bank.

Should the withdrawal option be exercised, or should the contract be terminated for any reason, Bank shall move forward with winding up the relationship within seven (7) business days. That term shall begin when Customer has repaid the loan and has complied with all other Bank requests that are instrumental to winding up the relationship.

16)

Customer shall be generated in a straight-forward, legible format, and shall be sent to the address identified by Bank in the instant contract, or to another address subsequently provided in writing at the termination of the same.

Bank shall send all correspondence to Customer’s domicile as elected hereunder, or to any other address as Customer might hereafter provide in writing, in a hard-copy format, through regular post, unless Customer requests or agrees to paperless (electronic) delivery. Bank reserves the right, at its sole discretion, to accept or deny any request for a delivery method or format other than those stated supra. All duties with respect to such notices shall be discharged in accordance with Art. 127-bis of Legislative Decree no. 385/1993 (TUB) and shall be set forth in the Summary Document, which is an integral part of the instant contract.

Should the economic conditions in effect be unvaried with respect to the most recent Summary Document sent, Bank may, at its discretion, omit sending or delivering the Summary Document provided that either:

•	Customer may at any moment receive (in a timely manner, and free of charge) a copy of the Summary Document from the bank with the economic conditions then in effect, or

•

Customer, after opting into paperless delivery, may access the updated Summary Document at any moment using agreed-upon communication methods, and have a copy emailed promptly. Regardless, where Customer is required by law to have a certified email or similar address, Bank may send such notices exclusively in an electronic format, using such instruments.

17)

Customer, Customer’s successors and assigns, and any trustee or receiver of Customer’s assets, may secure, at such party’s own expense, a copy of the documents relating to the individual transactions posted over the prior ten (10) years.

Such expenses shall be made known to Customer upon such request being tendered, and shall be commensurate with the complexity of document retrieval required, provided that such expenses shall not exceed Bank’s actual costs to retrieve them, and insofar as permitted in any disclosure or policy.

18)

Customer may lodge a complaint by hand-delivering (to the branch where Customer’s account was opened) simple correspondence to Bank, or by sending a registered letter with advice of receipt to the Complaints Office, located at Via Cefalonia, 74—25124 Brescia (BS), or by emailing reclami@ubibanca.it, or by sending a certified email to ubibanca.reclami@pecgruppoubi.it. Bank shall respond within thirty (30) days from receipt of the complaint. Should Customer be dissatisfied with the response, or should the complaint not be resolved within thirty (30) days from receipt by Bank, an appeal may be filed with the Banking and Financial Arbitrator, as identified in Art. 18, infra.

19)	The instant contract, the execution and performance of which shall be in Italian, shall be governed by Italian law.

Should any dispute arise from the instant contract, the Court of MILAN, or at Bank’s option, the court under whose aegis the Bank Branch where the account was opened falls, shall have exclusive jurisdiction to hear the matter. Should Customer be deemed a consumer under Art. 3 of Legislative Decree no. 3 of Legislative Decree no. 206/2005, the Court under whose jurisdiction Customer’s residence or elective domicile falls shall hear the matter.

With respect to the duty to attempt conciliation as a condition precedent to filing suit insofar as required by law (for individual suits to a court authority, see Art. 5, Legislative Decree no. 28/2010), Bank and Customer herewith stipulate they shall submit any dispute as may arise under the instant contract:

a)

upon Customer or Bank initiative to the mediation entity at the Banking and Finance Conciliator—Association for Banking, Financial, and Corporate Disputes (ADR, enrolled in the register of conciliation entities maintained by the Ministry of Justice), as the entity specialised in banking and financial disputes, which offers a network of mediators in locations across the country. The aforementioned Mediation Entity, formed under the Banking and Financial Conciliator, does not require a complaint to be initially lodged with Bank. Should Customer be deemed a

LOAN CONTRACT
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UNIONE DI BANCHE ITALIANE a corporation with registered office at: Piazza Vittorio Veneto, 8 - 24122 Bergamo - Operational Headquarters: Brescia and Bergamo - Certified email address: ubibanca.pec@pecgruppoubi.it – E-mail address: servizio.clienti@ubibanca.it - Website: www.ubibanca.it Member of the Interbank Deposit-Security Fund. Share Capital Euro 2,843,177,160.24 Member of the Iva UBI Group with VAT no. 04334690163, Tax ID and Enrolment number for the Business Register of Bergamo 03053920165 ABI Code no. 03111.2 enrolled in the Bank Register held by the Bank of Italy as no. 5678 consumer under Art. 3 of Legislative Decree no. 3 of Legislative Decree no. 206/2005, mediation shall take place at the location nearest Customer’s residence or The terms, conditions, and procedures are set forth in the bylaws available at www.conciliatorebancario.it, or at any Bank branch. Only where there is no mediation office under the aegis of the Banking and Financial Conciliator in the circuit where the matter is to be heard, Bank and Customer may submit the issue to another mediator enrolled in the mediation-entity register, provided such mediator is specialised in banking matters, and has personal jurisdiction over the parties. Bank and Customer shall be free, even after execution of the instant contract, to agree in writing to submit the matter to another entity, provided it is likewise enrolled in the register with the Ministry of Justice;

b)

on Customer’s initiative alone, to the Banking and Financial Arbitrator (a/k/a “ABF”)—formed under Art. 128-bis of the TUB—after having lodged a complaint with Bank. The ABF is an out-of-court customer-dispute-resolution programme, intended solely for the determination of rights, duties, and options (irrespective of the value of the legal relationship in question) or to file a compensation claim at or below Euro 100,000. That system, of which Bank is required to be a member, is governed by provisions promulgated by the Bank of Italy. For more information on the procedure, Customer may enquire with Bank, any Bank of Italy branch, or visit the Banking and Finance Arbitrator’s website (www.arbitrobancariofinanziario.it).

20)

Where the loan proceeds are intended for use in Farming Credit transactions pursuant to Art. 43 of the TUB, the loan shall be secured by a security interest for the benefit of Bank in the following articles of Customer moveable/personal property, pursuant to Art. 44 of the TUB: a) hanging fruit, finished and semi-processed products; b) livestock, merchandise; scraps, raw materials, equipment, and other assets acquired with the loan proceeds; c) receivables, current or future, arising from the sale of the assets identified in subparts (a) and (b). To that end, Customer warrants that the farming and/or livestock operations for which the loan is requested are carried out in the fund identified to Bank using the designated form, signed by Customer during the underwriting process, and that the hanging fruit (collected or future), livestock and deadstock, and moveable assets, including receivables, subject to the security interests are free of any reserves or privileges, liens, seizures, encumbrances, or claims of any kind.

21)

Pursuant to any anti-money-laundering law provision applicable to the instant contract, Customer shall be required to provide, at Customer’s own risk and liability, all necessary and updated information to allow Bank to comply with its Customer-vetting duties, as well as the vetting of any executor or effective owner. Should Customer breach the foregoing provision, thereby making it impossible for Bank to comply with such vetting procedures, the provisions contemplated under the aforementioned law and all implementing provisions of the same shall apply, and the contract shall thereupon be terminated.

22)

Should a material error be found in Customer’s completion of such form, after the contract is executed, Customer hereby undertakes to execute a new, corrected copy of the contract template, or to execute a suitable amendment, without thereby triggering a novation, and which shall then supersede the one containing the error, which shall be deemed void for all legal intents and purposes.

Should the foregoing proposal match your intent, we would kindly request the return of your letter of acceptance of this content (verbatim), executed in full and unconditional acceptance thereof, with respect to the entire contract and all terms and conditions set forth therein, and with two additional signatures: one in express approval of the provisions specifically identified infra, and the other as confirmation of the receipt of the proposal as the contract exemplar applicable to Customer. The clauses of the General Contract Conditions shown above, which are to be specifically approved, pursuant to art. 1341, paragraph 2, Civil Code, or under any applicable transparency-in-banking provision, are as follows:

3 - (Contract termination and acceleration of repayment); 4 - (Late-payment interests); 7 - (Unilateral modification of contract provisions); 9 - (Bank lacking privity with respect to any provision of goods and/or services to Customer); 11 - (Tax expenses incumbent on Customer); 12 - (Contract assignment); 15 - (Prepayments); 16 - (Notices); 19 - (Forum selection).

With best regards, SESTO SAN GIOVANNI, 10/04/2019	UNIONE DI BANCHE ITALIANE S.p.A. 5717 – SESTO SAN GIOVANNI BRANCH
Place and date
(Bank signature)

LOAN CONTRACT
UBI/00575 (Ed. 15/09/2017	1 –FOR THE CUSTOMER	Page 6 of 6

UNIONE DI BANCHE ITALIANE a corporation with registered office at: Piazza Vittorio Veneto, 8 - 24122 Bergamo - Operational Headquarters: Brescia and Bergamo - Certified email address: ubibanca.pec@pecgruppoubi.it – E-mail address: servizio.clienti@ubibanca.it - Website: www.ubibanca.it Member of the Interbank Deposit-Security Fund. Share Capital Euro 2,843,177,160.24 Member of the Iva UBI Group with VAT no. 04334690163, Tax ID and Enrolment number for the Business Register of Bergamo 03053920165 ABI Code no. 03111.2 enrolled in the Bank Register held by the Bank of Italy as no. 5678

SESTO SAN GIOVANNI, 10/04/2019

Dear Sirs: KALEYRA S.P.A. VIA TEODOSIO, 65 20131 MILAN (MI)

RULES ON THE TRANSPARENCY OF THE CONTRACT CONDITIONS OF BANKING AND FINANCIAL TRANSACTIONS AND SERVICES — (Title VI Consolidated Banking Act — Leg. Decree 385/1993)

SUMMARY LOAN DOCUMENT

LOAN CODE 004 / 01440344 PRODUCT ACC. AZ.EUR.3M NO TAX

issued to:

Company name KALEYRA S.P.A.
Registered office in MILAN at VIA TEODOSIO, 65	POSTAL CODE 20131 Province MI

Tax ID 0000012716960153

(hereinafter, Customer)

The instant document is an integral and substantive part of the contract, and constitutes the frontispiece to the same

REPAYMENT RATE and SCHEDULE

ANNUAL VARIABLE INTEREST RATE

• Index parameter	EUR 3M 360 MMP
• Latest recorded value:	-0.309%
• Start date:	first day of the month following the reference date for each recording
• Spread:	1.950 p.c.
• Amount of the current interest rate:	nominal 1.641%
Method of rate determination:
• Indexing criteria:	The rate to be applied to the loan is determined by increasing the index parameter by the contractually negotiated spread.

The index parameter is given by the average monthly value date by value for the Euribor rate (Euro InterBank Offered Rate, a/k/a “Euribor Rate”) 360 solely with reference to the month immediately preceding the start of such rate, regardless of the instalment frequency (including if quarterly, biannually, or other).

• Frequency of review:	The rate is subject to review at each instalment and for the timeframe to which it refers; the modification of the interest rate would apply to the first instalment after the one pending at the time the new rate is recorded.

The interest rate is recalculated subject to the amortisation schedule with respect to the principal as initially set.

The interest rates will vary in relation to the performance of the benchmark index (respecting for each value the parity principle for the sum of the individual instalments)

• Annual Percentage Rate (APR): The APR is determined as follows: - Underwriting expenses	2.110%

UBI50499_001 (Ed. 01/10/2015	1 –FOR THE CUSTOMER

- Instalment fee - Alternative tax / stamp duty - Correspondence expenses
• Late-payment interest:	Contractual interest rate + 0.000 percentage points (at the time of the conclusion of the contract equal to 1.641%)

REPAYMENT SCHEDULE

• Amount:	EUR 2,000,000.00
• Total duration (including any interest-only period):	twenty-four (24) months
• Repayment method:	fixed
• Instalment type:	Fixed instalments with interest rate parity, with increasing principal amounts
• Instalment periods:	Twenty-four (24) monthly fixed rates (at the same interest rate) paid after-the-fact, due on the day of the month corresponding to the disbursement value date
• The current instalment is set at:	EUR 84,767.68
• Interest calculation:	Calendar year
• Value date for imputing interests payable:	Instalment due date

EXPENSES
EXPENSES FOR CONTRACT EXECUTION
• Underwriting: (paid at the same time as disbursement)	EUR 9,000.00

EXPENSES FOR CONTRACT ADMINISTRATION
• File processing:	EUR 0.00
• Instalment collection fee:	EUR 4.30

NOTICES/DISCLOSURES
• Notices of unilateral modification:	EUR 0.00
• Notices/disclosures required by law including those sent to guarantors (per document)
- Sent via regular post, unless exempted by law:	EUR 1.11
- Sent online through “my accounting documents” (*):	EUR 0.00
• Notices/disclosures sent more frequently than required by law, or which are not required by law—including those sent to guarantors (per document)
- Sent via regular post:	EUR 1.11
- Sent online through “my accounting documents” (*):	EUR 0.00
(*) service available upon request for Customers opting into Bank’s internet-baking services (with the free version offering read-only services) for any posted notices.
• Additional notices/disclosures (or other content) or those submitted with instruments other than the standard ones contemplated under the contract, if accepted by Bank	Calculation of expenses upon request submission, based on content, and moreover limited to the costs actually
• Frequency of expense charge-back for generating and sending notices/disclosures	First available instalment after the mailing/sending
• Frequency for sending account statements and annual summary	Annual
• Notices/disclosures not required by law sent to Customer as chosen by it:
- Statement of interests payable and ancillary charges	No
At any point, as this is not a required disclosure, one may opt-in and opt-out of either hard-copy or paperless delivery, free of charge.

OTHER

• Expenses for changes to the repayment schedule:	EUR 0.00

FEES FOR PREPAYMENT (FULL OR PARTIAL)

• Prepayment penalty	1.000 % on prepayments against principal with a minimum of 0.00 EUR
• Loan reduction penalty	1.000 % on prepayments against principal with a minimum of 0.00 EUR

OTHER EXPENSES TO BE BORNE

DISBURSEMENT TIMELINE
Underwriting period:	20 days
Fund availability:	One (1) business day following the legal document being executed, subject to any request by Customer to defer disbursement up to and including the last business day of the current month.

The foregoing conditions, with the exception of the interest rate, may be modified unilaterally by Bank for just cause in accordance with Art. 6 of the General Contract Conditions.

Applicable Transparency in Banking regulations contemplate that the clientèle be subdivided as follows:

CONSUMER	A natural person acting outside the scope of business, commerce, trade, or profession (for purposes of the Consumer

RETAIL CUSTOMER	Consumers who are natural persons carrying on a business or trade, non-profit entities, small businesses (with less than ten staff persons and sales or balance-sheet assets under 2 million Euro)

OTHER CUSTOMERS	All other customers.

Pursuant to the foregoing and based on information supplied by you, with respect to the instant banking relationship, and in accordance with applicable provisions of transparency-in-banking, the classification is as follows:

•	NEITHER A CONSUMER NOR RETAIL CUSTOMER

The categorisation of individual Customers is determined by intermediaries prior to the contract being executed. Once the contract is executed, the intermediaries shall only be required to change Customer’s status, should the criteria for the same be met, at Customer’s request.

The loan repayment schedule is annexed to the instant document

Date 10/04/2019

Loan no.	004 01440344	N.D.G.	000007009785
Customer	KALEYRA S.P.A.	Product	ORC AZR3ESE
	VIA TEODOSIO, 65		ACC. AZ.EUR.3M NO TAX
	20131 MILAN (MI)	Convention
Branch	5717 – SESTO SAN GIOVANNI BRANCH

Current account	5717 000000012809		held by KALEYRA S.P.A.
Memo stamp	Repayment schedule subject to various conditions
Repayment Schedule Type	Fixed repayment plan
Loan data	Disbursement and value date 10/04/2019	Loan amount 2,000,000.00 2,000,000.00	Balance 2,000,000.00
	Term: twenty-four (24) months	Monthly frequency	No. instalments: 24
	Interest rate 1.641	Late-payment interest 1.641	APR 2.110

This repayment schedule, therefore, with respect to instalments due beyond the print date appearing supra, is merely an estimate insofar as it represents the repayment amount determined by applying the same interest and expense conditions listed supra throughout the loan term. However, with variable (or mixed) interest rate loans, the interest rate is subject to periodic variance, based on the performance of a given external index parameter (such as the Euribor) as set forth in the contract with the related formula for the same. Any change to such parameter will require a variance to the individual instalments coming due (i.e. a higher or lower rate), which at the time the instant document was printed could not be forecasted. For this reason, careful monitoring of the index parameter’s performance shall be required. Please do not hesitate to contact Bank for further information on that matter, and for a reprinting of the updated repayment schedule upon request.

#	End date	Portion relating to Interests	Portion relating to Principal	Ancillary charges	Instalment amount	Remaining balance	%
1	10/05/2019	2,697.53	82,070.15	4.30	84,771.98	1,917,929.85	1.641
2	10/06/2019	2,673.07	82,094.61	4.30	84,771.98	1,835,835.24	1.641
3	10/07/2019	2,476.11	82,291.57	4.30	84,771.98	1,753,543.67	1.641
4	10/08/2019	2,443.96	82,323.72	4.30	84,771.98	1,671,219.95	1.641
5	10/09/2019	2,329.22	82,438.46	4.30	84,771.98	1,588,781.49	1.641
6	10/10/2019	2,142.90	82,624.78	4.30	84,771.98	1,506,156.71	1.641
7	10/11/2019	2,099.17	82,668.51	4.30	84,771.98	1,423,488.20	1.641
8	10/12/2019	1,919.95	82,847.73	4.30	84,771.98	1,340,640.47	1.641
9	10/012020	1,866.84	82,900.84	4.30	84,771.98	1,257,739.63	1.641
10	10/02/2020	1,748.15	83,019.53	4.30	84,771.98	1,174,720.10	1.641
11	10/03/2020	1,527.43	83,240.25	4.30	84,771.98	1,091,479.85	1.641
12	10/04/2020	1,517.07	83,250.01	6.52	84,774.20	1,008,229.24	1.641
13	10/05/2020	1,356.15	83,411.53	4.30	84,771.98	924,817.71	1.641
14	10/06/2020	1,285.42	83,482.26	4.30	84,771.98	841,335.45	1.641
15	10/07/2020	1,131.67	83,636.01	4.30	84,771.98	757,699.44	1.641
16	10/08/2020	1,053.14	83,714.54	4.30	84,771.98	673,984.90	1.641
17	10/11/2020	936.78	83,830.90	4.30	84,771.98	590,154.00	1.641
18	10/10/2020	793.81	83,973.87	4.30	84,771.98	506,180.13	1.641
19	10/11/2020	703.55	84,064.13	4.30	84,771.98	422,116.00	1.641
20	10/12/2020	567.78	84,199.90	4.30	84,771.98	337,916.10	1.641
21	10/01/2021	470.09	84,297.59	4.30	84,771.98	253,618.51	1.641
22	10/02/2021	353.47	84,414.21	4.30	84,771.98	169,204.30	1.641
23	10/03/2021	213.00	84,554.68	4.30	84,771.98	84,649.62	1.641
24	10/04/2021	118.06	84,649.62	6.52	84,774.20	0.00	1.641
Totals		34,424.32	2,000,000.00	107.64	2,034,531.96